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                                                                EXHIBIT 16

                                                         September 6, 1996

Securities and Exchange Commission

Mail Stop 9-5

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

  We have read the comments on page 69 under the caption "Change in Independent Accountants" in the Registration Statement of EVEREN Capital Corporation ("EVEREN") on Form S-1 dated July 30, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with EVEREN's statements that the change was approved by the board of directors or that Deloitte & Touche LLP was not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on EVEREN's financial statements.

                                          Very truly yours,

                                          KPMG Peat Marwick LLP